[LOGO] ING FUNDS                                                 Exhibit (e)(19)

July 25, 2005

Katherine G. Madigan
Vice President
Jennison Associates LLC
466 Lexington Avenue
New York, NY 10017

Dear Ms. Madigan:

In our letter to you dated May 18, 2005 we informed you that, on May 12, 2005, the Board of Trustees of ING Investors Trust voted to replace Jennison Associates LLC as Portfolio Manager to ING Jennison Equity Opportunities Portfolio. As a follow-up to that correspondence, please note that we have identified the portfolio transition date, and that Wells Capital
Management, Inc. will assume portfolio management duties for ING Jennison Equity Opportunities Portfolio effective August 29, 2005.

As discussed in our prior correspondence, the Board of Trustees has mandated that the incoming and outgoing Portfolio Managers work together to facilitate an orderly transition in order to minimize transaction costs and market impact to shareholders. Thank you for your cooperation and flexibility during this transition, and please let us know if we can provide anything further to assist the transition to the new Portfolio Manager.


Sincerely,


/s/ James M. Hennessy

James M. Hennessy
President and Chief Executive Officer
ING Investors Trust

cc: Jeff McCarthy, Assistant Vice President

7337 E. Doubletree Ranch Rd.     Tel: 480-477-3000           ING Investors Trust
Scottsdale, AZ 85258-2034        Fax: 480-477-2744
                                 www.ingfunds.com